Exhibit 99.1

Liberator, Inc. Announces Availability of Online Investor Presentation

Corporate Presentation Released as the Company Prepares for Increased Investor Awareness Initiatives

ATLANTA, GA, January 11, 2011 – Liberator, Inc. (OTCBB/OTCQB: LUVU), a dynamic high-growth company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® brand, today announced the availability of an online investor presentation.

“We encourage anyone that would like an in-depth overview of the company to view our latest investor presentation online,” said Louis Friedman, President and CEO of Liberator, Inc. “As we continue to increase our awareness in the investor community, and based on record quarterly guidance that we released just this past week, Liberator is extremely excited for what is in store and we look forward to 2012 being a milestone year for the company.”

The investor presentation provides an overview of the rapidly growing worldwide sexual wellness market, the company’s iconic Liberator® products, as well as management team’s plans for the future.

The investor presentation is available at:

www.trilogy-capital.com/autoir/luvu_autoir.html

About Liberator, Inc.

Liberator, Inc. is a dynamic high-growth public company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® line of products, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination. Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities. Products include Liberator shapes and positioning systems, pleasure objects, and sensual accessories. Liberator, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia. Liberator, Inc. has over 100 employees, with products being sold directly to consumers and through hundreds of domestic resellers, on-line affiliates and six international licensees. Since inception in 2002, Liberator has sold over $60 million of branded Liberator products.

For more information, please visit: www.Liberator.com

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:

Liberator, Inc.

Ronald Scott, Chief Financial Officer

770-246-6426

ron.scott@Liberator.com

Financial Communications Contact:

Trilogy Capital Partners

Darren Minton, President

Toll-free: (800) 592-6067

Email: info@trilogy-capital.com